Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of VBI Vaccines Inc. of our reports dated May 4, 2015 with respect to the consolidated statement of financial position of SciVac Ltd. as of December 31, 2014 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2014, included in the annual report on Form 20-F of SciVac Therapeutics Inc. for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBY &KASIERER
A Member of Ernst & Young Global

Tel-Aviv, Israel

June 21, 2016